Exhibit 23.2

               CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-3) and related Prospectus of Imatron Inc. for the registration of 15,037,875 shares of its common stock and to the incorporation by reference therein of our report dated, February 14, 1997, except for Note 12, as to which date is April 10, 1998 with respect to the consolidated financial statements of Imatron Inc. as of December 31, 1996 and for each of the two years in the period ended December 31, 1996 included in its Annual Report(Form 10-K/A) for the year ended December 31, 1997, filed with the Securities and Exchange Commission.

                                          /s/ Ernst & Young LLP
                                          ---------------------
                                              Ernst & Young LLP

May 5, 1998













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